INDEPENDENT AUDITOR'S CONSENT
                          -----------------------------

To the Shareholders and Board of Trustees of RWB/WPG U.S. Large Stock Fund:

We consent to the use of our report dated January 15, 1997 with respect to the RWB/U.S. Large Stock Fund as of December 31, 1996, and for each of the years in the three-year period then ended, and for the period from June 8, 1993 (commencement of operations) to December 31, 1993, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




                                         /s/ KPMG Peat Marwick LLP
                                         KPMG Peat Marwick LLP



New York, New York
May 16, 1997